Exhibit 10.7

May 10, 2005

Michael Sileck
5 Charles Court
Chappaqua, NY 10514

Dear Michael:

On behalf of World Wrestling Entertainment, Inc., I am pleased to extend the following offer of employment to you.

Title:	Chief Financial Officer You will also be elected to the company’s board of directors.

Location:	Corporate Headquarters 1241 East Main Street Stamford, CT 06902

Department:	Finance

Reporting Relationship:	Linda McMahon Chief Executive Officer

Start Date:	June 6, 2005

Base Compensation:	$550,000 base salary, which will be paid bi-weekly, in the amount of $21,153.84. You will first be eligible for a salary increase, based upon your performance evaluation, in calendar year 2006. Our current annual performance review is June 1st.

Term:	June 1, 2005 — May 31, 2008

Sign-on Bonus:	$50,000 less applicable deductions payable on the first pay date following 30 days of employment. If you voluntarily terminate employment with WWE within one year of your date of hire, you must reimburse WWE 100% of your sign-on bonus. Reimbursement is due within 10 days following last day of employment.

Incentive Bonus:	You are eligible to participate in the WWE Management Incentive Program. This program is based upon your performance evaluation and achievement of fiscal year company/business unit financial goals. Currently, the target bonus for your level of position is 50%. Bonus payments are made after the close of the fiscal year (May 1 - April 30). You will first be eligible for an incentive bonus payment in 2006.

Restricted Shares:	You will be granted 100,000 restricted shares of Class A Common Stock of World Wrestling Entertainment, Inc., on the first day of your employment. Your restricted stock will vest 50% after year 2 and 50% after year 3. A copy of the LTIP will be provided to you on your start date.

Benefits:	You will be eligible for full company benefits on the first day of the month following your date of hire. Company benefits include: Medical, Dental, Life, LTD and 401(k) plan. Detailed information regarding the benefits is included in the enclosed offer packet.

Severance:	If at any time during the Term your employment is terminated by World Wrestling Entertainment, Inc. for any or no reason but without “cause”, you will receive your then current base salary for the remainder of the Term and this initial grant of 100,000 shares will vest on the date of termination. If you are terminated by WWE, Inc. for “cause”, WWE will have no further financial obligation to you as of the date of the termination. For purposes of the forgoing, “cause” is defined as (i) engages in fraud, deceit, misappropriation, embezzlement or theft against WWE or any of its affiliates or (ii) is indicted, convicted, pleads or enters a plea of nolo contendere to a felony, or (iii) violates any statute, ordinance or other provision of law or (iv) violates any provision of the enclosed Confidentiality/Non Solicitation Agreement.

Vacation:	4 weeks vacation and 3 personal days. See vacation policy included in the offer packet for more details.

This offer is contingent upon Board approval, clear reference and background checks and satisfaction of the Immigration Control and Reform Act requirements.

On behalf of World Wrestling Entertainment, Inc., we are very pleased that you have accepted this offer and look forward to you joining our team. If you have any questions, please do not hesitate to give me a call at (203) 353-5016.

Please fax a signed copy of this letter to my attention by Friday, May 13, 2005. The fax number is (203) 359-5151.

Sincerely,
/s/ Nicole Zussman
Nicole Zussman Vice President, Human Resources
/s/ Michael Sileck	May 11, 2005

Michael Sileck	Date

Enclosure

3